Exhibit 4.3

April 18, 2023

Holder of Warrants to Purchase Common Stock issued in [____], [_____] and [______]

Re: Amendment to Existing Warrant

Dear Holder:

Reference is hereby made to the concurrent registered offering on or about the date hereof (the “Offering”) by Phio Pharmaceuticals Corp. (the “Company”) of its securities (collectively, the “Securities”).

This letter confirms that, in consideration for (i) the Holder’s participation in the Offering and purchase of Securities in the Offering (the “Purchase Commitment”) and (ii) $__________1 (the “Cash Consideration”), payable by wire transfer in immediately available funds, the Company hereby amends, effective as of the closing of the Offering, the Holder’s existing warrant to purchase (i) up to [_____] shares of common stock at an exercise price of $[___] per share, issued on [______], (ii) up to [_____] shares of common stock at an exercise price of $[___] per share, issued on [______] and (iii) up to [_____] shares of common stock at an exercise price of $[___] per share, issued on [______] between the Company and the Holder named therein (the “Existing Warrant”), by (i) reducing the Exercise Price (as defined therein) of the Existing Warrant to $5.40 per share (the “Warrant Amendment”). The Warrant Amendment shall be effective upon the closing the Offering and the satisfaction of the other terms and conditions referenced below.

The Warrant Amendment is subject to the consummation of the Offering and the Holder’s satisfaction of the Purchase Commitment. In the event that either (i) the Offering is not consummated, (ii) the Holder does not satisfy the Purchase Commitment, or (iii) the Holder fails to pay the Cash Consideration, the Warrant Amendment shall be null and void and the provisions of the Existing Warrant in effect prior to the date hereof shall remain in effect.

Except as expressly set forth herein, the terms and provisions of the Existing Warrant shall remain in full force and effect after the execution of this letter and shall not in any way be changed, modified or superseded except by the terms set forth herein.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, an amended Existing Warrant that reflects the Warrant Amendment in exchange for the surrender for cancellation of the Holder’s Existing Warrant to be amended as provided herein. For any registered Existing Warrants, the Company shall file on the closing date of the Offering a prospectus supplement to the applicable registration statement in connection with the amendments hereunder.

[Signature Page Follows]

____________________

1 $0.125 per warrant share underlying the Existing Warrant.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Phio Pharmaceuticals Corp.

By: ____________________

Name:

Title:

Name of Holder: _______________________________________________________________

Signature of Authorized Signatory of Holder: ________________________________________

Name of Authorized Signatory: ___________________________________________________

[SIGNATURE PAGE TO WARRANT AMENDMENT AGREEMENT]

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